EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-195621) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC, (ii) Registration Statement (Form S-3ASR No. 333-194504) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares and (iii) Registration Statement (Form S-8 No. 333-140576) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC, of our report dated February 26, 2015 (except with respect to the effects of the adoption of FASB Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis”, as described in Note 1, as to which the date is May 7, 2015), with respect to the consolidated financial statements of Fortress Investment Group LLC and our report dated February 26, 2015, with respect to the effectiveness of internal control over financial reporting of Fortress Investment Group LLC and subsidiaries, included in this Current Report on Form 8-K dated May 7, 2015.

/s/ Ernst & Young LLP

New York, New York
May 7, 2015